Exhibit 10.27
COLLECTIVE BRANDS, INC. STOCK APPRECIATION RIGHT AGREEMENT
(FREESTANDING STOCK SETTLED SAR ONLY)
     Pursuant to the terms and conditions of the 2006 Collective Brands, Inc. Stock Incentive Plan (the “2006 Plan”), you have been granted a Stock Appreciation Right (a “SAR”) for the right and privilege to receive compensation, in stock, equal to the appreciation on such numbers of shares of Stock identified and further outlined below:

Granted to:	name
SSN

Grant Date:	date

SARs Granted:	units

Exercise Price per SAR ($)	price

Expiration Date:	expiration

Vesting Schedule:	1/3 per year for 3 years on:
March 26, 2010
March 26, 2011
March 26, 2012

Maximum Value Appreciation:	If the Collective Brands stock price reaches three times the grant price (200% appreciation) prior to the expiration of this grant, all vested stock-settled SARs will automatically be exercised with no further notice.
     Collective Brands, Inc. has caused this Agreement, which includes the Terms and Conditions contained on the following pages (and by this reference incorporates the terms of any Non-Competition and Company Work Product Agreement entered into between the parties), to be executed in its corporate name and Executive has executed the same in evidence of the Executive’s acceptance hereof upon the terms and conditions herein set forth as of the grant date shown above. By accepting this award, Executive agrees to conform to all Terms and Conditions of this Agreement and the Plan.

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Exhibit 10.27
TERMS AND CONDITIONS
     The Committee under the 2006 Stock Incentive Plan, as may be amended from time to time, (the “2006 Plan” or “Plan”) of Collective Brands, Inc., a Delaware corporation (the “Company”) has approved granting Executive stock appreciation rights settled in stock (referred to in this Agreement as “SARs”) on the terms and subject to the conditions set forth in this Stock Appreciation Right Agreement (the “Agreement”) and the 2006 Plan. Capitalized terms in this Agreement shall have the meaning given to such terms in the 2006 Plan, unless otherwise specified herein.
     Therefore, in consideration of the mutual covenants set forth below and the grant of SARs, the Company and Executive hereby agree as follows:
1. The Company hereby grants to Executive, as of the Grant Date identified on page one of this Agreement, the right and privilege to receive compensation, in stock, equal to the appreciation on each of the shares of Stock identified on page one of this Agreement, from the Grant Date to the date the SAR with respect to such shares of Stock is exercised. Subject to all other terms and conditions in this Agreement, the SARs shall be irrevocable.
2. Subject to all the other terms and conditions in this Agreement and the Company’s policy on Trading in Securities as in existence from time to time, the SARs may be exercised by Executive on and after the dates and for the corresponding number of shares shown in the vesting schedule on the first page of this Agreement; provided, however, the SARs may only be exercised on or before the expiration date set forth on page one of this Agreement.
3. Subject to all the other terms and conditions in this Agreement, Executive may exercise SARs on and after the appropriate vesting dates (and before a date or event of termination or cancellation) in whole at any time, or in part from time to time, in each case to the extent vested. Executive shall provide the Company or its designee with written or electronic notice (“Notice”) to exercise such SARs in whole or in a specified part that certifies Executive is in compliance with the terms and conditions of this Agreement and Section 5(m) of the 2006 Plan. This Notice will be considered properly delivered, if received electronically, on the date received by the Compensation Department of the Company or its designee. Upon exercise of the SAR, subject to the satisfaction of applicable tax withholding, the Executive shall be entitled to receive payment from the Company in an amount determined by multiplying (x) the positive difference between the Fair Market Value of a share of Stock on the SAR exercise date at the time the exercise is executed (which ends at 3 p.m. CST on the date of exercise) and the Exercise Price per share of Stock (as set forth on page one of this Agreement) by (y) the number of shares of Stock with respect to which the SAR is exercised. The payment upon a SAR exercise shall be solely in whole shares of Stock equal in value to the amount of payment calculated immediately above. The Fair Market Value of any fractional shares shall be credited to Executive’s brokerage account or otherwise paid by the Company.

4.	A.	(i)	In no event may any SAR be exercised after the seventh (7th) anniversary of the Grant Date shown on page one of this Agreement, and any SAR may be sooner terminated in accordance with the provisions of the 2006 Plan and/or this Section 4.A.

		(ii)	If Executive ceases to be an employee of the Company, for any reason other than death, Disability, Retirement, or termination (whether voluntary or involuntary) other than for “Cause” (collectively referred to as a “Qualifying Separation From Service”), then all outstanding SARs shall immediately terminate regardless of any notice period or period of pay in lieu of such notice required under local statute or at common law, on the earlier of (a) the date established by the Company on which your employment with the Company

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terminates, or (b) the date your employment with the Company terminates. Executive’s employment will not be deemed to have ceased solely by reason of a leave of absence (a) during the first 90 consecutive days of a paid military, sick, family or other bona fide paid leave of absence or (b) thereafter, if Executive has a right of reemployment expressly guaranteed by either statute or contract. In the event of such a leave of absence, the number of shares of Stock for which SARs may be exercised during the periods described in clauses (a) and (b) of the foregoing sentence shall be the number of shares of Stock for which SARs were exercisable as of the date that the leave of absence began, subject to the other terms and conditions of this Section 4.A. Termination for “Cause” shall have the same meaning given to such term in the employment agreement, severance agreement or similar agreement between the Company and Executive that is in effect as of the Grant Date identified on page one of this Agreement or, if no such agreement exists, the Company’s termination of Executive’s employment for:

	(a)	an act of fraud, embezzlement, theft, or any other violation of the law (excluding minor traffic violations); or

	(b)	unauthorized disclosure of the Company’s Confidential Information; or

	(c)	breach of any of the terms of the Plan or this Agreement; or

	(d)	abuse of Executive’s position for personal gain, or breach of Executive’s duties to the Company; or

	(e)	engagement in any competitive activity which would constitute a breach of Executive’s duty loyalty or of Executive’s obligations under the Plan or this Agreement; or

	(f)	intentional breach of any Company policy, including those contained in the Company’s Code of Ethics; or

	(g)	the conviction of Executive, or any entry of a plea of guilty or nolo contender by Executive, to any crime involving moral turptitude; or

	(h)	the willful and continued failure by Executive to substantially perform Executive’s duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness); or

	(i)	the willful violation of applicable discrimination laws, the Foreign Corrupt Practices Act, securities law or anti-trust statutes.

(iii)	If Executive experiences a Qualifying Separation From Service, the term of any then outstanding SARs shall be for the period ending on the earliest of (a) the date upon which the SARs would otherwise expire, (b) three years after Executive’s Qualifying Separation From Service due to Retirement (for a reason other than Disability), (c) ninety (90) days after Executive’s Qualifying Separation From Service due to termination other than for Cause, or (d) twelve months after Executive’s Qualifying Separation From Service due to Disability. In such event, the number of shares for which SARs may be exercised after Executive’s Qualifying Separation From Service (other than involuntary termination without “cause”) shall be the number of shares for which SARs were exercisable as of the date of the Qualifying Separation From Service, subject to the other

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terms and conditions of this Section 4.A. Notwithstanding the foregoing, (a) if Executive is the Chief Executive Officer of the Company on the Grant Date and Executive’s employment with the Company is involuntarily terminated without “cause” (as that term is defined in Executive’s employment agreement with the Company) or for “good reason” (as that term is defined in Executive’s employment agreement with the Company), then all SARs granted under this Agreement that would have vested during the twenty four (24) month period immediately following Executive’s termination, if Executive’s employment was not terminated, shall immediately vest, or (b) if Executive is a designated member of the Company’s Executive Committee (other than the Chief Executive Officer of the Company) on the Grant Date and Executive’s employment with the Company is involuntarily terminated without “cause” (as that term is defined in Executive’s employment agreement with the Company), then all SARs granted under this Agreement that would have vested during the twelve (12) month period immediately following Executive’s termination, if Executive’s employment was not terminated, shall immediately vest. SARs which were not exercisable as of the date of Executive’s Qualifying Separation From Service shall be cancelled as of that date and will no longer be deemed to be outstanding thereafter. If Executive is terminated for Cause, all unexercised SARs shall lapse immediately upon such termination.

(iv)	(a)	If Executive dies while in the employment of the Company without having fully exercised any then outstanding SARs, the beneficiary designated by Executive (or, in the absence of such designation, the executors or administrators or legatees or distributees of Executive’s estate) shall have the right to exercise such SARs, in whole or in part during the period ending on the earlier of (1) the date upon which the SARs would otherwise expire or (2) three years after the date of death. In that event, the number of shares for which SARs may be exercised after such death shall be the number of shares for which SARs were outstanding on the date of death (whether or not the SARs were already exercisable on the date of death).

	(b)	If Executive dies during any period following Executive’s Retirement or Disability, without having fully exercised any then outstanding SARs, the beneficiary designated by Executive (or, in the absence of such designation, the executors or administrators or legatees or distributees of Executive’s estate) shall have the right to exercise such SARs, in whole or in part during the period ending on the earlier of (1) the date upon which the SARs would otherwise expire or (2) three years after the date of death. In that event, the number of shares for which SARs may be exercised after such death shall be the number of shares for which SARs were exercisable as of the date of the Retirement or Disability and remain outstanding on the date of Executive’s death.

(v)	Notwithstanding any other provision of this Agreement to the contrary:

	(a)	The Committee has the absolute right to cancel all unexercised SARs hereunder at any time if the Executive’s Retirement was without the Company’s consent or if, during Executive’s period of Retirement or Disability, the Executive engages in employment or activities that, in the sole opinion of the Committee, are contrary to the best interests of the Company.

	(b)	The Committee has the absolute right to cancel all unexercised SARs, and rescind any exercise of SARs, if, prior to any such exercise or within six months after

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Executive’s termination (1) one of the events described in Section 5(m) of the 2006 Plan occurs (which events include engaging in a “Competing Business” or divulging “Confidential Information” to persons outside the Company or using such information in other than the Company’s business), (2) upon the Company’s request and/or upon Executive’s termination of employment (for any reason), Executive fails to return to the Company all documents, records, notebooks, computer diskettes and tapes and anything else containing the Company’s Confidential Information, including all copies thereof, as well as any other Company property, in Executive’s possession, custody or control, including deleting from Executive’s personal computer(s) and other electronic storage medium any of the Company’s proprietary or Confidential Information, (3) Executive fails to (i) notify and provide the Company with the details of any unauthorized possession, use or knowledge of any of the Company’s Confidential Information as soon as Executive becomes aware of such circumstance, (ii) assist the Company in preventing any reoccurrence of such possession, use or knowledge, or (iii) cooperate with the Company in any litigation or other action to protect or retrieve the Company’s Confidential Information, or (4) (i) Executive fails to assign and transfer to the Company, the right, title and interest in and to any and all inventions, discoveries, improvements, innovations, and/or designs (the “Work Product”) conceived, discovered, developed, acquired or secured by Executive, solely or jointly with others or otherwise, together with all associated U.S. and foreign intellectual property rights (i.e., patents, copyrights, trademarks or trade secrets) if such Work Product is related directly or indirectly to the Company’s business or to the research or development work of the Company, or (ii) upon discovery, development or acquisition of any Work Product, Executive fails to notify the Company and/or fails to execute and deliver to the Company, without further compensation, such documents prepared by the Company as may be reasonable or necessary to prepare or prosecute applications of the Work Product and to assign and transfer to the Company all of Executive’s right, title and interest in and to such Work Product and intellectual property rights thereof.

Within 10 days after receiving notice that the Committee has rescinded the exercise of a SAR, Executive must either (i) pay to the Company an amount equal to the Fair Market Value of the Stock, as of the date of exercise, for the Stock received as compensation for the exercise and/or (ii) return to the Company the number of shares of Stock received upon the exercise. The Company may deduct from any amounts the Company owes to the Executive from time to time any amounts Executive owes the Company pursuant to such rescission. Notwithstanding any other terms in this Agreement, nothing in this Agreement shall be deemed or construed as extending the seven-year period described in Section 4.A(i). This paragraph, 4.A.(v), shall not apply to the Executive if the Executive is employed by, or acting as an advisor to, a Competing Business solely in Executive’s capacity as an attorney.

For purposes of this Agreement, “Competing Business” includes, but is not limited to:

(1) any retail business with gross sales or revenue in the prior fiscal year of more than $25 million (or which is a subsidiary, affiliate or joint venture partner of a business with gross sales or revenue in the prior fiscal year of more than $25 million) that sells footwear and/or accessories at retail to consumers at price points competitive, or likely to be competitive, with the Company (e.g. including, without limitation, Wal-Mart

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Exhibit 10.27

Stores, Inc.; Sears Holdings Corporation; Target Corporation; FootStar, Inc.; DSW Inc.; ALDO U.S. Inc.; Ross Stores, Inc.; T.J. Maxx; Off-Broadway Shoe Warehouse; Burlington Coat Factory Investment Holdings dba Burlington Coat Factory, Inc.; Gennesco Inc.; Brown Shoe Company, Inc.; Shoe Carnival, Inc.; Kohl’s Corporation; Liz Claiborne, Inc.; Big 5 Sporting Goods Corporation; J.C. Penney Company, Inc.; Shoe Zone, Limited; Bata, Limited; and Zappos.com) within 10 miles of any Company store or the store of any wholesale customer of the Company in the United States or anywhere in any foreign country in which the Company has retail stores, franchisees or wholesale customers;

	(2)	any franchising or wholesaling business with gross sales or revenue in the prior fiscal year of more than $25 million (or which is a subsidiary, affiliate or joint venture partner of a business with gross sales or revenue in the prior fiscal year of more than $25 million) which sells footwear at wholesale to franchisees, retailer or other footwear distributors located within 10 miles of any Company store or the store of any wholesale customer of the Company in the United States, or anywhere in any foreign country in which the Company has retail stores, franchisees or wholesale customers;

	(3)	any footwear and/or accessory manufacturing business with gross sales or revenue in the prior fiscal year of more than $25 million (or which is a subsidiary, affiliate or joint venture partner of a business with gross sales or revenue in the prior fiscal year of more than $25 million) that sells footwear and/or accessories to retailers or other footwear distributors located within 10 miles of any Company store or the store of any wholesale customer of the Company in the United States, or anywhere in any foreign country in which the Company has retail stores, franchisees or wholesale customers; (e.g. including without limitation, Nine West Shoes, Dexter Shoe Company, Liz Claiborne Inc., Wolverine World Wide, Inc., The Timberland Company, Nike, Inc., Reebok International Ltd., K-Swiss Inc., Adidas Group, Asics America Corporation; FILA; New Balance and Puma); or

	(4)	any business that provides buying office services to any store or group of stores or businesses referred to in (i), (ii) and (iii) above.

Executive acknowledges and agrees that Executive understands the non-compete and non-solicitation restrictions contained in this Agreement and the 2006 Plan, that such restrictions are reasonable and enforceable in view of, among other things: (1) the market in which the Company operates its business, (2) the confidential information to which Executive has access, (3) Executive’s training and background, which are such that neither the Company nor Executive believe that the restraint will pose an undue hardship on the Executive, (4) the fact that a Competing Business could greatly benefit if it were to obtain the Company’s Confidential Information, (5) the fact that the Company would not have adequate protection if Executive was permitted to work for any Competing Business, since the Company would be unable to verify whether its Confidential Information was being disclosed or used in a manner that is damaging to the Company, (6) the limited duration of, and the limited activities prohibited by, the restrictions contained in the Agreement and/or the Plan, and (7) the Company’s legitimate interests in protecting its Confidential Information, goodwill and relationships.

(vi)	If (a) a Change of Control (as described and defined in Section 11 of the 2006 Plan) occurs and (b) Executive is actively employed by the Company on the date of such event,

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then from and after such date all SARs outstanding under this Agreement shall be exercisable in full without regard to the provisions of Section 2 of this Agreement.

B.	Promptly following each exercise of a SAR, shares of Stock shall be delivered to the Executive by the Company, subject to the provisions of Section 4.D.

C.	Each SAR is personal to Executive, is not transferable by Executive (other than, upon the death of Executive, by beneficiary designation, by last will and testament or by laws of descent and distribution) and, during Executive’s lifetime, is exercisable only by Executive.

D.	The exercise of each SAR shall be subject to the condition that if at any time the Company determines in its discretion that the satisfaction of withholding tax or other withholding liabilities under any applicable U.S. Federal, state or foreign law (“Withholding Obligation”), or that the listing, registration or qualification of any shares otherwise deliverable upon such exercise upon any securities exchange or under any applicable U.S. Federal, state or foreign law, or the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, the exercise or the delivery or purchase of shares hereunder, then in any of those events, the exercise shall not be effective unless that withholding, listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company. Executive shall pay any Withholding Obligation to the Company at the time of the exercise. Further, Executive agrees that in the event Executive is required to pay an amount to Company pursuant to the terms of Section 5(m) of the 2006 Plan or this Agreement, Executive agrees and consents to a deduction from any amounts the Company owes Executive (including wages or other compensation, fringe benefits, or vacation pay or other amounts owed by the Company to Executive) to satisfy its obligation to the Company. Executive further acknowledges that whether or not the Company elects to make any such set-off in whole or in part, if the Company does not recover by means of set-off, the full amount owed by the Executive, will immediately be due and payable to the Company.

E.	If a circumstance listed under Section 10 of the 2006 Plan occurs, the Committee shall make appropriate adjustments consistent with the terms of the 2006 Plan.

F.	The employment relationship between Executive and the Company is at will and nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Company or subsidiary to terminate the Executive’s employment at any time for any reason or no reason, in the absence of a specific agreement to the contrary.

G.	This paragraph 4. G. shall only apply if Executive is a licensed attorney (in any jurisdiction). If Executive is a licensed attorney, and taking into consideration the Executive’s ethical duties and responsibilities as a licensed attorney (if so licensed), the parties agree that nothing in this Agreement will prevent Executive from providing legal advice or otherwise being engaged in the practice of law. Executive, however, agrees not to breach any ethical obligations Executive has by virtue of being, or having been, the Company’s corporate counsel (e.g., without limitation maintaining the attorney/client confidentiality).

H.	Any notice to be given under this Agreement by Executive shall be sent by mail addressed to the Company for the attention of the Compensation Department, 3231 S.E. Sixth Avenue, Topeka, KS 66607, and any notice by the Company to Executive shall be sent by mail addressed to the Executive at the address shown on the face of this Agreement, or, if an address is not available, to Executive at Executive’s work location. Either party may, by

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notice given to the other in accordance with the provisions of this Section, change the address to which subsequent notices shall be sent.

I.	Executive recognizes that irreparable injury will result to the Company in the event of a breach or threat of breach of any provision of this Agreement. Therefore, Executive agrees that in the event of a breach or threat of a breach of any provision of this Agreement, the Company will be entitled to, in addition to other remedies and damages that maybe available to Company, an injunction to restrain any such breach or threat of breach by Executive and all persons acting for and/or in concert with Executive. If any dispute arises between the Company and Executive with respect to any matter that is the subject of this Agreement, the Company or the Executive, upon prevailing in such dispute, shall be entitled to recover from the non-prevailing party all of the prevailing party’s costs and expenses including but not limited to reasonable attorneys’ fees. Executive’s obligations and agreements set forth in this Agreement shall survive any termination, whether initiated by the Company or Executive, regardless of the reason, if any, for the termination.

J.	This Agreement shall be governed by the laws of the State of Delaware, except that the terms of Section 4A(v) of this Agreement and the terms of any Non-Competition and Company Work Product Agreement entered into between the parties that is incorporated by reference herein, shall be governed by the laws of the State of Kansas. It may not be modified except in writing signed by both parties.

K.	If any part of this Agreement is declared by any court or governmental authority with competent jurisdiction to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of this Agreement not declared to be unlawful or invalid. Any part so declared unlawful or invalid shall , if possible, be construed in a manner which gives effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

L.	Executive acknowledges that Executive has received a copy of the 2006 Plan and/or Plan summary, as the Plan is in effect on the date of this Agreement, has read and understands the terms of the 2006 Plan and of this Agreement, and agrees to all of the terms and conditions provided for in the 2006 Plan and in this Agreement.

M.	So long as this Agreement remains in effect, the Company will furnish to Executive, as and when available, a copy of each prospectus issued with respect to the shares of stock covered hereby, and also copies of all material hereafter distributed by the Company to its shareowners.

N.	Except as otherwise provided in this Agreement, or unless the context clearly indicates otherwise, capitalized terms herein which are defined in the 2006 Plan have the same definitions as provided in the 2006 Plan.

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